EXHIBIT 99.1

PRESS RELEASE

                          Contact:
                          Amy Ford
                          Director of Investor Relations
                          Cabot Microelectronics Corporation
                                                 (630) 499-2600

CABOT MICROELECTRONICS CORPORATION REPORTS
RESULTS FOR THIRD QUARTER OF FISCAL 2010
•	Record Revenue of $101.7 Million
•	Gross Profit Margin of 49.1 Percent of Revenue
•	Earnings Per Share of 43 Cents
•	Strong Balance Sheet with $250.1 Million of Cash and No Debt

AURORA, IL, July 22, 2010 – Cabot Microelectronics Corporation (Nasdaq:  CCMP), the world’s leading supplier of chemical mechanical planarization (CMP) polishing slurries and growing CMP pad supplier to the semiconductor industry, today reported financial results for its third quarter of fiscal 2010, which ended June 30.

Consistent with the company’s press release of July 13, the company reported $101.7 million in revenue for the third fiscal quarter, which represents its third consecutive quarter of record revenue.  This revenue reflects an increase of 17.6 percent compared to the same quarter last year and an increase of 3.1 percent compared to the prior quarter on continued strong demand for the company’s products and typical seasonal strength.  The company achieved a gross profit margin of 49.1 percent of revenue in the third fiscal quarter, diluted earnings per share of $0.43, and cash flow from operations of $19.6 million.  The company’s balance sheet reflects cash and cash equivalents of $250.1 million as of June 30, 2010, and no debt outstanding.

“We are pleased to have achieved our first quarter of revenue in excess of $100 million, which is an important milestone for our company,” said William Noglows, Chairman and CEO of Cabot Microelectronics. “During the third quarter, we also achieved strong gross profit margin performance, driven by solid utilization of our manufacturing capacity, successful execution of productivity initiatives, disciplined pricing strategy and continued growth in our CMP pad business.  With a continued robust global industry environment, low semiconductor device inventory levels and the upcoming back-to-school and holiday seasons, we believe we are well positioned for strong performance in the near term.  Over the longer term, we are optimistic that ongoing capital additions by our customers and our strong pipeline of new products will drive sustained future growth and higher earnings potential for the company.”

Mr. Noglows continued, “We are also pleased that the validity of all of our CMP patents at issue in our ongoing patent enforcement litigation against DuPont Air Products Nanomaterials, LLC has been upheld with the recent trial.  While we were disappointed with the jury’s verdict regarding infringement of our patents, we believe the rigorous testing of these foundational CMP patents through the judicial process in the U.S. has increased the strength of our intellectual property and our ability to enforce these patents worldwide.”

Key Financial Information

Total third fiscal quarter revenue of $101.7 million represents a 17.6 percent increase from the $86.4 million reported in the same quarter last year and a 3.1 percent increase from $98.6 million in the previous quarter.  The increase in revenue from the same period last year primarily reflects improved economic and industry conditions.  Compared to the prior quarter, revenue from each of the company’s business areas increased, except for its data storage slurry and engineered surface finishes businesses.

Gross profit, expressed as a percentage of revenue, was 49.1 percent this quarter, compared to 46.6 percent in the same quarter a year ago and 50.2 percent last quarter.  Compared to the year ago quarter, gross profit percentage increased primarily due to increased utilization of the company’s manufacturing capacity, partially offset by higher fixed costs.  The decrease in gross profit percentage versus the previous quarter was primarily due to a lower valued product mix.  Year to date, gross profit represented 50.3 percent of revenue, which is slightly above the upper end of the company’s full fiscal year guidance range of 46 to 50 percent of revenue.

Operating expenses, which include research, development and technical, selling and marketing, and general and administrative expenses, were $34.5 million in the third fiscal quarter, or $9.5 million higher than the $25.1 million reported in the same quarter a year ago, driven primarily by higher variable incentive compensation costs, professional fees, including costs to enforce the company’s intellectual property, other staffing related costs and travel expenses.  Operating expenses were $2.4 million higher than the $32.1 million reported in the previous quarter, mostly due to higher costs to enforce the company’s intellectual property.  In total, the company spent approximately $3.7 million in the third fiscal quarter of 2010 to enforce its intellectual property against DuPont Air Products NanoMaterials, LLC and following the jury trial, which ended on July 8, the company expects its litigation costs to decrease significantly.  Year to date, total operating expenses were $96.8 million.  As stated in the company’s July 13 announcement, the company now expects to exceed its previous guidance range for full year operating expenses of $120 million to $125 million for fiscal 2010.

Net income for the quarter was $10.1 million, compared to $9.0 million in the same quarter last year and $10.9 million last quarter.  The $0.8 million decrease from the prior quarter was primarily due to higher operating expenses, partially offset by higher revenue.

Diluted earnings per share were $0.43 this quarter, up from $0.39 reported in the third quarter of fiscal 2009 and down from diluted earnings per share of $0.47 reported in the previous quarter.  Litigation costs reduced the company’s diluted earnings per share by 10 cents in the third quarter of fiscal 2010.

CONFERENCE CALL
Cabot Microelectronics Corporation’s quarterly earnings conference call will be held today at 9:00 a.m. Central Time.  The live conference call will be available via webcast from the company’s website, www.cabotcmp.com, or by phone at (800) 322-2803.  Callers outside the U.S. can dial (617) 614-4925.  The conference code for the call is 71030905.  A replay will be available through August 19, 2010 via webcast at www.cabotcmp.com.  A transcript of the formal comments made during the conference call will also be available in the Investor Relations section of the company’s website.

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP polishing slurries and growing CMP pad supplier to the semiconductor industry. The company's products play a critical role in the production of advanced semiconductor devices, enabling the manufacture of smaller, faster and more complex devices by its customers.  The company’s mission is to create value by developing reliable and innovative solutions, through close customer collaboration, that solve today’s challenges and help enable tomorrow’s technology.  Since becoming an independent public company in 2000, the company has grown to approximately 925 employees on a global basis.  For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Amy Ford, Director of Investor Relations at (630) 499-2600.

SAFE HARBOR STATEMENT
This news release may include statements that constitute “forward looking statements” within the meaning of federal securities regulations. These forward-looking statements include statements related to: future sales and operating results; company and industry growth, contraction or trends; growth or contraction of the markets in which the company participates; international events or various economic factors; product performance; the generation, protection and acquisition of intellectual property, and litigation related to such intellectual property; new product introductions; development of new products, technologies and markets; the acquisition of or investment in other entities; uses and investment of the company’s cash balance; and the construction of facilities by Cabot Microelectronics Corporation. These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics’ filings with the Securities and Exchange Commission (SEC), that could cause actual results to differ materially from those described by these forward-looking statements.  In particular, see "Risk Factors" in the company's quarterly report on Form 10-Q for the quarter ended March 31, 2010 and in the company's annual report on Form 10-K for the fiscal year ended September 30, 2009, both filed with the SEC. Cabot Microelectronics assumes no obligation to update this forward-looking information.

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited and amounts in thousands, except per share amounts)

	Quarter Ended			Nine Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2010	2010	2009	2010	2009

Revenue	$101,655	$98,556	$86,443	$297,883	$194,859

Cost of goods sold	51,759	49,091	46,143	148,114	113,143

Gross profit	49,896	49,465	40,300	149,769	81,716

Operating expenses:

Research, development & technical	12,875	12,908	10,901	38,364	35,636

Selling & marketing	7,009	6,530	5,207	19,861	16,441

General & administrative	14,637	12,699	9,043	38,581	30,959

Purchased in-process research and development	-	-	(90)	-	1,410

Total operating expenses	34,521	32,137	25,061	96,806	84,446

Operating income (loss)	15,375	17,328	15,239	52,963	(2,730)

Other income (expense), net	172	(440)	(42)	(207)	1,311

Income (loss) before income taxes	15,547	16,888	15,197	52,756	(1,419)

Provision (benefit) for income taxes	5,450	5,941	6,183	18,588	(436)

Net income (loss)	$10,097	$10,947	$9,014	$34,168	$(983)

Basic earnings (loss) per share	$0.44	$0.47	$0.39	$1.47	$(0.04)

Weighted average basic shares outstanding	23,143	23,263	23,113	23,178	23,066

Diluted earnings (loss) per share	$0.43	$0.47	$0.39	$1.46	$(0.04)

Weighted average diluted shares outstanding	23,478	23,485	23,154	23,383	23,066

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited and amounts in thousands)

	June 30,	September 30,
	2010	2009
ASSETS:

Current assets:
Cash, cash equivalents and short-term investments	$250,069	$199,952
Accounts receivable, net	55,673	53,538
Inventories, net	50,179	44,940
Other current assets	20,442	18,422
Total current assets	376,363	316,852

Property, plant and equipment, net	115,058	122,782
Other long-term assets	75,965	75,510
Total assets	$567,386	$515,144

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$19,469	$15,182
Capital lease obligations	1,274	1,210
Accrued expenses and other current liabilities	36,221	23,144
Total current liabilities	56,964	39,536

Capital lease obligations	344	1,308
Other long-term liabilities	4,024	3,571
Total liabilities	61,332	44,415

Stockholders' equity	506,054	470,729
Total liabilities and stockholders' equity	$567,386	$515,144